Exhibit 99.1

NEWS RELEASE
Royal Gold Reports a Strong Start to 2026 with Record Revenue, Operating Cash Flow and Earnings for the First Quarter, and Adds Capital Allocation Tools to Provide Future Flexibility
DENVER, COLORADO. MAY 6, 2026: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) released financial results for the quarter ended March 31, 2026 ("first quarter").
“The record first quarter results reflect the transformative activities we undertook in 2025,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “We added significant scale and growth potential to our portfolio and the contributions from the new interests combined with our legacy portfolio and strong metal prices drove substantial increases in revenue, cash flow and earnings."
"We have a long record of successful capital allocation and growing per share value," continued Mr. Heissenbuttel, "and we have added two new tools that provide flexibility to add further value in the future depending on market conditions. As described in more detail below, we have reestablished our accordion feature under the $1.4 billion revolving credit facility, which positions us with ready access to capital to compete for the largest transactions. At the same time, our Board has approved a share repurchase program, which provides the ability to act opportunistically when the market does not appear to be reflecting the value and outlook for Royal Gold.”
First Quarter Highlights
Financial/Operating
•Record revenue of $469.1 million (compared to $193.4 million in the prior year period)
•Revenue split by commodity: 71% gold, 16% silver, 10% copper
•Record operating cash flow of $293.6 million (compared to $136.4 million in the prior year period)
•Record net income of $281.1 million ($3.30 per share), and adjusted net income1 of $232.9 million ($2.72 per share) (compared to $113.5 million and $99.8 million, respectively, in the prior year period)
•Sales volume of 96,300 GEOs2 (compared to 67,600 in the prior year period)
•Adjusted EBITDA margin1 of 83% (compared to 82% in the prior year period)
Corporate
•Repaid $300 million on the revolving credit facility, increasing total available liquidity to approximately $1.1 billion
1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including reconciliations to the most directly comparable GAAP measures.
2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

•Paid quarterly dividend of $0.475 per share, a 6% increase over the prior year period
•Completed the restructuring of equity and debt interests in Bear Creek Mining Corporation ("Bear Creek") in return for increased royalty interests, cash and shares in Highlander Silver Corp. ("Highlander"), which were sold for a realized gain of $9.9 million
Post Quarter Events
•Paid a further $50 million advance payment under the stream agreement to Solaris Resources Inc. ("Solaris") following technical approval of the environmental impact assessment ("EIA") and publication of a pre-feasibility study ("PFS") for the Warintza Project
•Repaid $75 million on the revolving credit facility, reducing the amount currently drawn to $525 million and increasing the amount available and undrawn to $875 million
•Added new $600 million uncommitted accordion facility to the $1.4 billion revolving credit facility
•Board of Directors authorized a $500 million share repurchase program
Revenue Summary

	Three Months Ended March 31,
Revenue (millions)	2026	2025	% Change
Gold	$333.9	$145.7	129.1%
Silver	73.0	23.6	209.4%
Copper	46.7	16.8	177.6%
Other Metals	15.5	7.3	112.9%
Total revenue	$469.1	$193.4	142.5%
GEOs[2]	96,300	67,600	42.5%
Revenue split stream / royalty	67% / 33%	63% / 37%
Outlook for 2026
Royal Gold provided guidance for 2026 metal sales volumes, depreciation, depletion and amortization ("DD&A") expense and effective tax rate in March, 2026. We are currently forecasting that performance against these metrics will be within the ranges provided.

		2026 Guidance Ranges	Actual Performance Through March 31, 2026
Total Sales
Gold	(oz)	290,000–320,000	68,401
Silver	(M oz)	3.0–3.5	0.9
Copper	(M lb)	21.0–25.0	8.0
Other Metals	(M)	$34–$38	$16
DD&A	(M)	$339–379	$91
Effective Tax Rate		17–22%	19.5%*
* Year to date effective tax rate excluding discrete tax items.

Acquisitions and Corporate Activity
Enhanced Royalty Exposure at Corani and Mercedes and Sale of Highlander Silver Shares
As previously announced, we entered into agreements on December 18, 2025, to restructure equity, debt and other interests in Bear Creek and its assets in return for increased royalty exposure to Bear Creek’s Corani Project in Peru, a new royalty interest over the Mercedes Mine in Mexico, cash, and shares in Highlander. This restructuring helped facilitate an agreement between Highlander and Bear Creek to combine their businesses. On February 26, 2026, our shares of Bear Creek were exchanged for shares of Highlander at a conversion of 0.1175 Highlander shares per one Bear Creek share. On March 27, 2026, we sold our shares in Highlander for a net realized gain of $9.9 million.
After these transactions, our interests on Highlander's assets include a total 2.75% net smelter return ("NSR") royalty interest on the Corani Project and a 2.0% NSR royalty interest on the Mercedes Mine.
Payment to Solaris Resources Upon EIA Approval
Subsequent to the end of the first quarter on April 14, 2026, after technical approval of the EIA and publication of a PFS for the Warintza project, we paid Solaris the next advance payment of $50 million of the total $100 million outstanding conditional funding under the stream agreement dated May 21, 2025. The remaining $50 million will be due to Solaris on or after May 21, 2026, subject to satisfaction of remaining conditions.
Enhanced Flexibility With Additional Capital Allocation Tools
Our capital allocation strategy remains unchanged, and we remain committed to paying a growing and sustainable dividend, maintaining a strong balance sheet and liquidity, and reinvesting in our business when we see accretive growth opportunities. This approach requires flexibility to address changing market conditions and we have recently added two new tools to help continue executing this strategy and prepare for a range of circumstances while maintaining balance sheet strength, access to liquidity, and a long-term focus on per-share value creation.
NEW $600 MILLION ACCORDION FEATURE ADDED TO THE $1.4 BILLION REVOLVING CREDIT FACILITY
On May 5, 2026, we entered into a seventh amendment to the revolving credit facility that added a new $600 million uncommitted accordion feature to the revolving credit facility. The new accordion feature permits the Company to request additional commitments from the credit facility bank syndicate that would increase aggregate commitments under the revolving credit facility to up to $2.0 billion, subject to customary conditions, including the consent of each lender providing an additional commitment.
We believe this accordion feature, if exercised, should provide sufficient additional liquidity to allow us to remain competitive and act quickly on larger opportunities in the current healthy transaction market.
AUTHORIZATION OF A $500 MILLION SHARE REPURCHASE PROGRAM
On May 4, 2026, the Board of Directors approved a $500 million share repurchase program under which we may purchase shares from time to time through open market purchases or by other means. The manner, timing, pricing and amount of any repurchases will be subject to management's discretion and may be based upon market conditions and alternative opportunities for the use or investment of capital. Although the Board of Directors has authorized the share repurchase program, we are not obligated to repurchase any specific dollar amount or to acquire any specific number of shares under the program.

This program is intended to be used in those circumstances when we believe there is a significant difference between the market value of Royal Gold shares and what we believe is the intrinsic value and outlook for the company.
Portfolio Revenue and Developments
Overall Revenue and Realized Metal Prices

	Three Months Ended March 31,
Revenue by Region (millions)	2026		2025
North America	$258.0	55%	$140.8	73%
South and Central America	110.2	23%	22.3	12%
Europe, Middle East, Africa (EMEA)	84.8	18%	22.4	12%
Australia Pacific	16.1	3%	8.0	4%
Total revenue	$469.1		$193.4

		Three Months Ended March 31,
Realized Metal Prices		2026	2025	Change
Gold	($/oz)	$4,873	$2,860	70%
Silver	($/oz)	$84.33	$31.88	164%
Copper	($/lb)	$5.83	$4.24	38%

North America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025
Mount Milligan**	Gold, copper	35% of payable gold and 18.75% of payable copper	$57,322	$42,808
Pueblo Viejo**	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	55,869	28,751
Cortez**
Legacy Zone	Gold	Approx. 9.0% GSR Equivalent	16,426	11,143
CC Zone	Gold	Approx. 1.6%–2.6% GSR Equivalent	8,793	3,554
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	31,215	10,422
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	26,403	15,409
Greenstone	Gold	2.375% of payable gold	8,186	–
Red Chris	Gold, copper	1.0% NSR	7,000	4,477
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	6,065	2,499
Robinson	Gold, copper	3.0% NSR	5,378	4,397
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	5,153	5,623

Leeville	Gold	1.8% NSR	3,642	1,627
Marigold	Gold	2.0% NSR	3,622	2,157
LaRonde Zone 5	Gold	2.0% NSR	3,507	1,173
South Arturo	Silver	40% of silver produced	3,236	–
Other - North America	Various	Various	16,179	6,731
Total revenue - North America			$257,996	$140,770

* For a full description of the Company’s stream and royalty interests as of March 13, 2026, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Mount Milligan: On February 19, 2026, Centerra Gold Inc. ("Centerra") provided Mount Milligan production guidance for 2026. Centerra expects gold production to range between 140,000 and 155,000 ounces, with gold production and sales expected to be higher in the second and third quarters of 2026, reflecting planned mine sequencing. Centerra also expects copper production to range between 50 and 60 million pounds, with copper production and sales expected to be evenly weighted throughout 2026. On April 29, 2026, Centerra reported gold and copper production of 29,572 ounces and 14.2 million pounds, respectively, in the first quarter. According to Centerra, this production was in line with the recently announced PFS mine plan and is on track with full year 2026 guidance.
Pueblo Viejo: On February 27, 2026, Barrick Mining Corporation ("Barrick") released an updated National Instrument 43-101 Technical Report on the Pueblo Viejo mine, which indicates that existing reserves and additional tailings capacity from the new Naranjo tailings storage facility (“TSF”) support open pit mining operations until 2048, with the processing of low-grade ore stockpiles and limestone re-handling continuing to 2049. Per the technical report, tailings from the recently expanded process plant will continue to be deposited in the existing El Llagal TSF until the end of life of that facility in 2030. Thereafter, tailings will be deposited into the Naranjo TSF. Construction of the Naranjo TSF is underway after early works began in late 2025 as previously reported by Barrick.
Cortez: In its 2025 Annual Information Form issued in February 2026, Barrick reported mine life expectations from currently producing areas within the Cortez Complex based on existing reserves and production capacity. According to Barrick, production at the Cortez open pit operation, which includes the Pipeline/Crossroads complex and Cortez Pits, is expected to continue until 2030; the underground operation, which includes the Goldrush mine, is expected to continue until 2044. These estimates exclude the potential contribution of new production from the Robertson and Fourmile projects.
Rainy River: On March 23, 2026, Coeur Mining Inc. ("Coeur”) provided a corporate update and filed a technical report summary for the Rainy River mine following the March 20, 2026, completion of the acquisition of New Gold Inc. According to Coeur, production guidance for the remaining nine months of 2026 is expected to range between 230,000 and 275,000 ounces for gold and 350,000 and 450,000 ounces for silver.
Peñasquito: On February 19, 2026, Newmont Corporation ("Newmont") provided 2026 production guidance of 185,000 ounces of gold, 32 million ounces of silver, 90,000 tonnes of lead and 220,000 tonnes of zinc. According to Newmont, gold production is expected to decrease in 2026 due to the ramp-down of mining at Peñasco Phase 7 as planned and silver production is expected to increase, while production of lead and zinc is expected to decrease largely due to grades milled, including increased stockpile processing.
Greenstone: On March 30, 2026, Equinox Gold Corp. (“Equinox”) issued a press release highlighting the results of an updated technical report on the Greenstone mine. According to Equinox, the immediate focus is executing the ramp-up and achieving sustained milling capacity of 27,000 tonnes per day, which is expected to allow average annual gold production of approximately 320,000 ounces until 2036. Equinox also disclosed additional opportunities to further optimize the operation including increasing mill throughput toward 30,000 tonnes per day, incorporating higher-grade underground resources into future mine plans, and advancing near-mine and regional exploration targets on the 400 square kilometer land package.
Red Chris: On February 19, 2026, Newmont provided 2026 production guidance of 35,000 ounces of gold and 20,000 tonnes of copper (70% interest), which includes stockpile processing during planned stripping in the open pit. Further according to Newmont, work continues on advancing the feasibility study and permitting work for the block cave expansion.
Voisey's Bay: On April 16, 2026, Vale S.A. ("Vale") reported record production in the first quarter at the Long Harbour refinery supported by stable operations at the underground mines. According to Vale, nickel production at Long Harbour sourced from Voisey's Bay increased by 4,000 tonnes over the prior year period to 10,500 tonnes.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Great Bear (2.0% NSR royalty): On April 29, 2026, Kinross Gold Corporation ("Kinross") provided an update on activity at the Great Bear Project in Ontario. According to Kinross, detailed engineering of the Main Project was 45% complete, and the Advanced Exploration program surface construction was approximately 90% complete with the remaining permits received in April. Kinross also reported in February 2026 that the Ontario Minister of Energy and Mines officially designated the Great Bear Main Project for inclusion in the streamlined "One Project, One Process" permitting framework.
South and Central America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025
Xavantina	Gold	25% of gold produced	$28,273	$5,377
Andacollo**	Gold	100% of payable gold	27,151	12,744
Antamina	Copper, zinc, molybdenum	1.66% NPI	13,011	–
Chapada	Copper	4.2% of payable copper	9,405	–
Caserones	Copper, molybdenum	0.63% NSR	6,151	–
El Limón	Gold, silver	3.0% NSR	4,741	3,279
Fruta del Norte	Gold, silver	0.9% NSR (precious metals)	4,701	–
Cerro Moro	Silver	9% of silver produced	4,125	–
Aurizona	Gold	3.0%-5.0% sliding-scale NSR	3,155	–
Vale Northern and Southeastern Systems	Iron, gold, copper	Various	2,765	–
Other - South and Central America	Various	Various	6,755	929
Total revenue - South and Central America			$110,233	$22,329

* For a full description of the Company’s stream and royalty interests as of March 13, 2026, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property

NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Andacollo: Teck Resources Limited ("Teck") expects 2026 gold production at Andacollo to range between 38,000 and 42,000 ounces compared to actual gold production of 35,900 ounces in 2025. On April 22, 2026, Teck reaffirmed previously-disclosed copper production guidance, and expects copper production at Andacollo to range from 45,000 to 55,000 tonnes per year in each of 2026 and 2027, before declining to a range of 35,000 to 45,000 tonnes in 2028. Gold and copper grades have been relatively well correlated at Andacollo and gold production has tended to track copper production, although there can be no assurance that these correlations will continue in the future.
Antamina: On April 23, 2026, Teck reported first quarter production in line with the mine plan and reaffirmed guidance for its share of 2026 production of 95,000 to 105,000 tonnes of copper and 35,000 to 45,000 tonnes of zinc.
Xavantina: On May 4, 2026, Ero Copper Corp. (“Ero”) reported first quarter results and confirmed 2026 gold production guidance of 40,000 to 50,000 ounces, with mining rates, mill throughput and processed grades projected to improve as upgrades to ventilation and cooling infrastructure become fully operational (substantially complete at the end of April). As a result, Ero expects production at Xavantina to be weighted towards the second half of 2026. Ero also reported the sale of 4,311 ounces of gold in concentrate in the first quarter, with gold concentrate sales volumes expected to benefit from drier conditions in the second and third quarters following the end of the rainy season.
Chapada: On February 19, 2026, Lundin Mining Corporation ("Lundin Mining") reported that an updated technical report incorporating a PFS on the Saúva expansion, which is a near-mine opportunity to add approximately 10,000 to 15,000 tonnes of copper and 35,000 to 45,000 ounces of gold production per year, is expected in the second half of 2026. A 13,700 meter exploration drilling program is planned at Chapada in 2026, primarily targeting Saúva to further define higher-grade resources for conversion to reserves.
Fruta del Norte: On February 19, 2026, Lundin Gold Inc. (“Lundin Gold”) provided 2026 gold production guidance for the Fruta del Norte mine (“FDN”) of 475,000 to 525,000 ounces based on an average throughput rate of 5,500 tonnes per day. Lundin Gold also reported that it expects to make a single, integrated investment decision in 2026 informed by analysis of the most efficient mining rates at both FDN and FDN South, and options for increasing processing capacity beyond 5,500 tonnes per day.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Warintza (Gold stream and NSR royalty): On April 9, 2026, Solaris announced that it received the technical approval of the EIA for the Warintza Project in southeastern Ecuador. According to Solaris, the approval followed an extensive technical review process conducted by a multidisciplinary team from the Ministry of Environment and Energy. Further according to Solaris, the Warintza Project will advance through the remaining stages of Ecuador’s environmental licensing and development approval process to support the granting of Warintza’s Mining Exploitation Agreements, with Solaris targeting a fully permitted project by the end of 2026.

EMEA
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025
Kansanshi**	Gold	75 ounces of gold per million pounds of recovered copper produced	$25,511	$–
Khoemacau	Silver	100% of payable silver	19,568	9,962
Wassa	Gold	10.5% of payable gold	18,809	12,419
Bonikro	Gold	6% of gold produced	13,156	–
Houndé	Gold	2.0% NSR	4,858	–
Blyvoor	Gold	10% of payable gold	2,452	–
Other - EMEA	Various	Various	421	–
Total revenue - EMEA			$84,775	$22,381

* For a full description of the Company’s stream and royalty interests as of March 13, 2026, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Kansanshi: On April 28, 2026, First Quantum Minerals Ltd. ("First Quantum") reported first quarter copper production of 45,345 tonnes, 2,310 tonnes lower than the previous quarter due to lower feed grades and recoveries, which was partially mitigated by higher throughput attributable to the S3 circuit. According to First Quantum, S3 throughput increased steadily during the quarter, with ore milled peaking in March, driven by higher operating time, strong utilization, and milling rates stabilizing approximately 25% above design capacity. First Quantum expects S3 to continue to take a high proportion of feed from surface stockpiles, which are lower grade than fresh mine ore grades, until the mining pre-strip at South East Dome is completed. First Quantum confirmed that copper production guidance for 2026 remains unchanged at 175,000 to 205,000 tonnes.
Khoemacau: On April 21, 2026, MMG Limited ("MMG") reported that after temporary impacts in the first quarter, mining activities are expected to improve in the coming quarters with the full deployment of new equipment, advancement of development activities, and expanded access to Zone 5 North. MMG also reported that construction of the paste fill plant, which is designed to enhance ore recovery and reduce stope dilution, is advancing with commissioning now expected in the second quarter of 2026. MMG further reported that the expansion to 130,000 tonnes of copper concentrate per year remains on track for first concentrate production in the first half of 2028, and a PFS for the next expansion phase of up to 200,000 tonnes of copper in concentrate per year commenced at the start of 2026.
Wassa: On April 20, 2026, Chifeng Jilong Gold Mining Co., Ltd. ("Chifeng") published the proxy circular related to the issue of new shares as part of a strategic investment agreement with Zijin Gold (Group) Ltd. ("Zijin"). Zijin will invest approximately $1.2 billion of new capital in Chifeng with approximately half the proceeds allocated to expansion and exploration at overseas mines, including Wassa. At Wassa specifically, Chifeng intends to use the proceeds for various projects including infill drilling to upgrade reserve and resources; the construction of a decline ramp at Father Brown (scheduled to commence in 2026); construction of a new 1.2 million tonne per year processing plant in the southern area; expansion and upgrade of the existing processing plant, targeting a 500,000 tonne per year increase in processing capacity; continued open-pit development, stripping and related works at the Benso open-pit mine; and construction of a new tailings storage facilities in the southern area.

Houndé: On March 5, 2026, Endeavour Mining plc reiterated 2026 gold production guidance of 220,000 to 255,000 ounces, with production weighted towards the second half of 2026 due to mining and processing of higher average grades from the Vindaloo Main pit following waste stripping in the first half of the year.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Platreef: On April 23, 2026, Ivanhoe Mines Ltd. (“Ivanhoe”) reported that Shaft #3 construction was completed on schedule, which is expected to increase hoisting capacity to approximately 5 million tonnes per year to support the Phase 1 ramp-up and Phase 2 expansion. Ivanhoe also reported that the Phase 2 concentrator is on track for completion at the end of 2027, and Shaft #2 widening has commenced with a target to hoist ore by the end of 2029.
Hod Maden (30% joint venture interest): On March 4, 2026, SSR Mining Inc. ("SSR"), the operator of the Hod Maden Project, announced that it is undertaking a strategic review of its interests in Türkiye, which includes its interest in the Hod Maden joint venture. On May 5, 2026, SSR provided a further update and reported that it intends to incur minimal capital costs at the project while the review process is ongoing, and it intends to provide an update on the review before the end of the third quarter of 2026.
Australia Pacific
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025
Bellevue	Gold	2.0% NSR	$4,032	$1,339
South Laverton	Gold	1.5% NSR, 4.0% NPI	3,770	2,492
King of the Hills	Gold	1.5% NSR	2,352	1,585
Gwalia	Gold	1.5% NSR	2,066	1,087
Other - Australia Pacific	Various	Various	3,901	1,453
Total revenue - Australia Pacific			$16,121	$7,956

* For a full description of the Company’s stream and royalty interests as of March 13, 2026, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Bellevue: On April 28, 2026, Bellevue Gold Limited ("Bellevue") reported a significant increase in gold production during the quarter, and production remains on track to meet guidance of 130,000 to 150,000 ounces for the fiscal year ending June 30, 2026. According to Bellevue, milled grades increased significantly as ore sourced from higher-grade parts of the mine increased in line with the mine schedule, and first development in ore at the higher grade Deacon North mining area is scheduled in the June 2026 quarter. Bellevue also reported that the surface drilling program finished its first complete quarter of drilling, notably intersecting a new high-grade structure (3.44 meters grading 18.45 grams per tonne from 391 meters) near the Marceline mining area that is currently being investigated further.
First Quarter 2026 Overview
For the first quarter, we recorded net income attributable to Royal Gold stockholders of $281.1 million, or $3.31 per basic share and $3.30 per diluted share, as compared to net income of $113.5 million, or $1.72 per basic and diluted share, for the three months ended March 31, 2025. The increase in net income was primarily attributable to higher revenue and gains from marketable securities, partially offset by higher cost of sales, depletion expense, interest expense and income tax expense, each discussed below.
Revenue
For the first quarter, we recognized total revenue of $469.1 million, comprised of stream revenue of $312.8 million and royalty revenue of $156.3 million at an average gold price of $4,873 per ounce, an average silver price of $84.33 per ounce and an average copper price of $5.83 per pound. This is compared to total revenue of $193.4 million for the three months ended March 31, 2025, comprised of stream revenue of $122.5 million and royalty revenue of $71.0 million, at an average gold price of $2,860 per ounce, an average silver price of $31.88 per ounce and an average copper price of $4.24 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices, new revenue from the Kansanshi stream and Sandstorm Gold Ltd. ("Sandstorm") and Horizon Copper Corp. ("Horizon") assets, higher gold sales at Andacollo, Xavantina and Rainy River, and higher production from Peñasquito. These increases were partially offset by lower sales from Mount Milligan when compared to the prior year period.
Cost of Sales and Other Costs
Cost of sales, which excludes depreciation, depletion and amortization, increased to $60.3 million for the three months ended March 31, 2026, from $24.5 million for the three months ended March 31, 2025. The increase compared to the prior year period was primarily due to higher payments for stream deliveries resulting from higher metal prices (except for gold at Mount Milligan), new sales from the Kansanshi stream and Sandstorm and Horizon assets, and higher sales at Andacollo, Xavantina and Rainy River. These increases were partially offset by lower gold sales at Mount Milligan when compared to the prior year period. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra.
General and administrative costs increased to $17.5 million for the three months ended March 31, 2026, from $11.1 million for the three months ended March 31, 2025. The increase compared to the prior year period was primarily due to higher employee related costs and higher corporate costs as a result of the Sandstorm and Horizon acquisition.
DD&A expense increased to $90.9 million for the three months ended March 31, 2026, from $33.0 million for the three months ended March 31, 2025. The increase was primarily due to additional depletion from the recently acquired Kansanshi stream and Sandstorm and Horizon assets. These increases were partially offset by lower sales and depletion at Mount Milligan when compared to the prior year period.
During the three months ended March 31, 2026, we realized a gain from the sale of marketable securities of $14.1 million. The gain was primarily due to the sale of the Highlander shares.
Interest and other expense increased to $13.2 million for the three months ended March 31, 2026, from $1.2 million for the three months ended March 31, 2025. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended March 31, 2026, amounts outstanding under our revolving credit facility averaged $756.4 million at an average all-in borrowing rate of 5.0% compared to no outstanding debt for the three months ended March 31, 2025.

For the three months ended March 31, 2026, we recorded income tax expense of $25.4 million, compared to $10.4 million for the three months ended March 31, 2025. The income tax expense resulted in an effective tax rate of 8.3% in the current period, compared with 8.4% for the three months ended March 31, 2025. The income tax expense for the three months ended March 31, 2026, included a $33.7 million discrete benefit related to a change in foreign tax rate. The three months ended March 31, 2025, included a $12.0 million discrete benefit, net of valuation allowance, for additional recoverable basis in foreign jurisdictions and a $1.7 million discrete benefit related to a withholding tax refund on a foreign royalty.
Cash Flows
Net cash provided by operating activities totaled $293.6 million for the three months ended March 31, 2026, compared to $136.4 million for the three months ended March 31, 2025. The increase was primarily due to higher net cash proceeds received from our stream and royalty interests of $198.1 million, partially offset by higher income tax payments of $20.3 million, higher general and administrative payments of $10.4 million and higher interest payments on outstanding debt of $10.5 million when compared to the prior year period.
Net cash provided by investing activities totaled $34.1 million for the three months ended March 31, 2026, compared to net cash used in investing activities of $58.3 million for the three months ended March 31, 2025. The current period change was primarily due to cash proceeds of $49.0 million from the sale of Highlander shares and other marketable securities, partially offset by cash calls of $14.7 million for the Hod Maden equity method investment. The prior period change was primarily due to the $50.0 million payment for the acquisition of the additional Xavantina stream.
Net cash used by financing activities totaled $327.2 million for the three months ended March 31, 2026, compared to net cash used in financing activities of $32.8 million for the three months ended March 31, 2025. The increase was primarily due to higher debt repayments of $300.0 million and higher dividend payments of $10.6 million, partially offset by higher proceeds from the exercise of Sandstorm assumed options of $20.2 million when compared to the prior year period.
Liquidity
Total liquidity at the end of the first quarter was approximately $1.1 billion, which consisted of $295.2 million of working capital and $800 million undrawn and available under the revolving credit facility.
At March 31, 2026, we had $600 million of outstanding debt drawn on the revolving credit facility. Subsequent to the end of the quarter on April 13, 2026, we repaid $75 million of this amount, resulting in $525 million outstanding and $875 million available as of the date of this press release, excluding the uncommitted accordion feature. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, the Company expects to repay the outstanding balance from future cash flow by early first quarter 2027 at current metal prices and absent further acquisitions.
At March 31, 2026, our contractual cash obligations comprised the conditional Warintza funding and operating leases. With respect to the Warintza funding, subsequent to the end of the first quarter we paid $50.0 million to Solaris after technical approval of the EIA and publication of a PFS for the project, and we expect to pay the final $50.0 million in or after May 2026, subject to satisfaction of certain conditions including registration of security in Ecuador.
First Quarter 2026 Call Information
Management’s conference call reviewing the first quarter results will be held on Thursday, May 7, 2026, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast live and archived on the Company’s website for a limited time.

Dial-In Numbers:    +1 833-461-5787 (North America); toll free
            +1 585-542-9983 (International)
Access Code:        371420639
Webcast URL:        https://events.q4inc.com/attendee/371420639

Corporate Profile
Royal Gold is a high margin, large-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.
Additional Investor Information
Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
For further information, please contact:
Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words such as “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2026 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; opportunities for, and anticipated benefits from investments, acquisitions and other transactions; receipt and timing of future metal deliveries and sales of metals, including deferred amounts at Pueblo Viejo; anticipated liquidity, capital resources, financing, and stockholder returns; borrowings and repayments under our revolving credit facility; and prices for gold, silver, copper and other metals.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; failure to realize the anticipated benefits from the Sandstorm and Horizon acquisition in the timeframe expected or at all; risks associated with joint arrangement interests acquired as part of the Sandstorm and Horizon acquisition; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release or our reports filed with the Securities and Exchange Commission could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this press release, including information about mineral resources and reserves, historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31, 2026	December 31, 2025
ASSETS
Cash and equivalents	$234,142	$233,719
Royalty receivables	142,804	110,846
Income tax receivable	109	2,108
Stream inventory	30,864	25,883
Prepaid expenses and other	4,360	4,890
Total current assets	412,279	377,446
Stream and royalty interests, net	8,539,286	8,583,875
Equity method investment	314,281	300,854
Marketable securities	97,114	172,880
Other assets	126,746	102,469
Total assets	$9,489,706	$9,537,524
LIABILITIES
Accounts payable	$7,269	$10,060
Dividends payable	40,330	40,186
Income tax payable	32,469	33,303
Other current liabilities	37,023	37,367
Total current liabilities	117,091	120,916
Debt	595,689	895,436
Deferred tax liabilities	1,187,876	1,190,672
Mount Milligan deferred liability	69,211	69,211
Other liabilities	57,575	55,942
Total liabilities	2,027,442	2,332,177
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	–	–
Common stock, $.01 par value, 200,000,000 shares authorized; and 84,787,272 and 84,499,692 shares outstanding, respectively	846	845
Additional paid-in capital	5,946,311	5,928,123
Accumulated other comprehensive income	–	993
Accumulated earnings	1,467,969	1,227,169
Total Royal Gold stockholders’ equity	7,415,126	7,157,130
Non-controlling interests	47,138	48,217
Total equity	7,462,264	7,205,347
Total liabilities and equity	$9,489,706	$9,537,524

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended
	March 31, 2026	March 31, 2025
Revenue	$469,125	$193,436
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	60,337	24,506
General and administrative	17,531	11,063
Production taxes	3,291	1,761
Depreciation, depletion and amortization	90,875	32,995
Total costs and expenses	172,034	70,325
Operating income	297,091	123,111
Fair value changes in equity securities	5,950	(37)
Gain on sale of marketable securities	14,115	–
Interest and other income	3,192	2,049
Interest and other expense	(13,242)	(1,156)
Income before income taxes	307,106	123,967
Income tax expense	(25,398)	(10,389)
Net income	281,708	113,578
Net income attributable to non-controlling interests	(578)	(80)
Net income attributable to Royal Gold common stockholders	$281,130	$113,498
Net income	$281,708	$113,578
Adjustments to comprehensive income, net of tax:
Realized gain on available-for-sale debt securities	(993)	–
Comprehensive income	280,715	113,578
Comprehensive income attributable to non-controlling interests	(578)	(80)
Comprehensive income attributable to Royal Gold stockholders	$280,137	$113,498
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$3.31	$1.72
Basic weighted average shares outstanding	84,720,260	65,705,157
Diluted earnings per share	$3.30	$1.72
Diluted weighted average shares outstanding	85,017,635	65,791,551
Cash dividends declared per common share	$0.475	$0.450

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025
Cash flows from operating activities:
Net income	$281,708	$113,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	90,875	32,995
Non-cash employee stock compensation expense	3,592	3,198
Fair value changes in equity securities	(5,950)	37
Gain on sale of marketable securities	(14,115)	–
Deferred tax benefit	(27,764)	(8,828)
Other	1,527	224
Changes in assets and liabilities:
Royalty receivables	(31,958)	5,731
Stream inventory	(4,981)	(1,583)
Income tax receivable	1,999	(231)
Prepaid expenses and other assets	966	345
Accounts payable	(2,790)	135
Income tax payable	(834)	(7,832)
Other liabilities	1,287	(1,400)
Net cash provided by operating activities	$293,562	$136,369
Cash flows from investing activities:
Acquisition of stream and royalty interests	–	(58,246)
Proceeds from the sale of marketable securities	48,973	–
Cash calls for Hod Maden equity method investment	(14,700)	–
Other	(166)	(49)
Net cash provided by (used in) investing activities	$34,107	$(58,295)
Cash flows from financing activities:
Repayment of debt	(300,000)	–
Net payments from issuance of common stock	(5,576)	(3,011)
Net proceeds from Sandstorm option exercises	20,173	–
Distributions to non-controlling interests	(1,657)	(190)
Common stock dividends	(40,186)	(29,611)
Net cash used in financing activities	$(327,246)	$(32,812)
Net increase in cash and equivalents	423	45,262
Cash and equivalents at beginning of period	233,719	195,498
Cash and equivalents at end of period	$234,142	$240,760

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgment. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended March 31,
(amounts in thousands)	2026	2025
Net income	281,708	$113,578
Depreciation, depletion and amortization	90,875	32,995
Non-cash employee stock compensation	3,592	3,198
Fair value changes in equity securities	(5,950)	37
Gain on sale of marketable securities	(14,115)	–
Interest and other, net	10,050	(893)
Income tax expense	25,398	10,389
Non-controlling interests in operating income of consolidated subsidiaries	(578)	(80)
Adjusted EBITDA	$390,980	$159,224
Net income margin	60%	59%
Adjusted EBITDA margin	83%	82%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2026	2025	2025	2025
Net income	$281,708	$93,719	$131,805	$132,474
Depreciation, depletion and amortization	90,875	80,031	32,903	31,153
Non-cash employee stock compensation	3,592	2,952	2,942	2,714
Acquisition related costs	–	13,710	12,798	–
Fair value changes in equity securities	(5,950)	(362)	–	(3)
Loss (gain) on sale of marketable securities	(14,115)	50,017	–	–
Interest and other, net	10,050	14,838	1,835	(1,169)
Income tax expense	25,398	52,659	28,704	10,538
Non-controlling interests in operating income of consolidated subsidiaries	(578)	(108)	(4,981)	(125)
Adjusted EBITDA	$390,980	$307,456	$206,006	$175,582
Net income margin	60%	25%	52%	63%
Adjusted EBITDA margin	83%	82%	82%	84%

TTM adjusted EBITDA	$1,080,024

Debt	$595,689
Debt issuance costs	4,311
Cash and equivalents	(234,142)
Net debt / (cash)	$365,858

Net debt / (cash) to TTM adjusted EBITDA	0.34x

Cash G&A:

	Three Months Ended March 31,
(amounts in thousands)	2026	2025
General and administrative expense	$17,531	$11,063
Non-cash employee stock compensation	(3,592)	(3,198)
Cash G&A	$13,939	$7,865

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2026	2025	2025	2025
General and administrative expense	$17,531	$17,638	$10,213	$10,269
Non-cash employee stock compensation	(3,592)	(2,952)	(2,942)	(2,714)
Cash G&A	$13,939	$14,686	$7,271	$7,555

TTM cash G&A	$43,451

Adjusted net income and adjusted net income per share:

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2026	2025
Net income attributable to Royal Gold common stockholders	$281,130	$113,498
Fair value changes in equity securities	(5,950)	37
Gain on sale of marketable securities	(14,115)	–
Discrete tax benefit for basis adjustment, net of valuation allowance	–	(12,008)
Discrete tax benefit for statutory rate change	(33,657)	–
Other discrete tax expense (benefit)	–	(1,715)
Tax effect of adjustments	5,446	(10)
Adjusted net income attributable to Royal Gold common stockholders	$232,854	$99,802

Net income attributable to Royal Gold common stockholders per diluted share	$3.30	$1.72
Fair value changes in equity securities	(0.07)	–
Gain on sale of marketable securities	(0.17)
Discrete tax benefit for basis adjustment, net of valuation allowance	–	(0.18)
Discrete tax benefit for statutory rate change	(0.40)	–
Other discrete tax expense (benefit)	–	(0.03)
Tax effect of adjustments	0.06	–
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$2.72	$1.51

Free cash flow:

	Three Months Ended March 31,
(amounts in thousands)	2026	2025
Net cash provided by operating activities	$293,562	$136,369
Acquisition of stream and royalty interests	—	(58,246)
Cash calls for Hod Maden equity method investment	(14,700)	—
Free cash flow	$278,862	$78,123

Net cash provided by (used) in investing activities	$34,107	$(58,295)
Net cash used in financing activities	$(327,246)	$(32,812)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.

Schedule B – Stream Segment Sales, Purchases and Inventories

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025			As of March 31, 2026	As of December 31, 2025
	Purchases	Sales	Cost	Purchases	Sales	Cost	Inventory	Inventory
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Mount Milligan	12,100	9,200	435	16,100	11,800	435	6,700	3,800
Kansanshi	7,600	5,100	946	—	—	—	2,500	—
Pueblo Viejo	7,000	7,600	1,269	5,800	7,700	805	7,000	7,600
Andacollo	7,600	5,600	661	5,500	4,400	412	4,100	2,100
Rainy River	5,800	5,100	1,081	2,400	3,100	665	2,100	1,500
Xavantina	3,900	5,800	1,788	1,400	1,900	549	400	2,200
Wassa	3,700	3,900	903	5,000	4,300	555	2,300	2,400
Bonikro	2,700	2,700	400	—	—	—	—	—
Greenstone	2,000	1,700	973	—	—	—	300	—
Other	2,400	1,800	Varies	—	—	—	700	—
Total Gold Streams	54,800	48,400	932	36,200	33,300	561	26,100	19,800

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Pueblo Viejo[1]	171,200	213,600	18.63	204,700	219,400	9.56	171,200	213,600
Khoemacau	160,900	226,600	14.04	308,900	318,900	6.23	33,100	98,800
Rainy River	75,300	69,800	17.01	58,600	59,000	7.67	21,900	16,400
Cerro Moro	51,700	51,700	23	—	—	—	—	—
South Arturo	36,200	36,200	18	—	—	—	—	—
Woodlawn	12,700	12,700	—	—	—	—	—	—
Total Silver Streams	508,000	610,600	16.74	572,200	597,400	7.60	226,200	328,800

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
Mount Milligan	1.4	2.1	0.86	3.1	2.2	0.62	—	0.7
Chapada	1.6	1.6	1.75	—	—	—	—	—
Total Copper Streams	3.0	3.7	1.24	3.1	2.2	0.62	—	0.7

Zinc Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
CEZinc	1.3	1.3	0.29	—	—	—	—	—
Total Zinc Streams	1.3	1.3	0.29	—	—	—	—	—

1.Excludes silver permitted to be deferred under the Pueblo Viejo stream agreement.